                                                                Exhibit 4(n)


                                             THE FRANKLIN LIFE INSURANCE COMPANY

                                                      Franklin Square
                                                 SPRINGFIELD, ILLINOIS 62713

                                                      A Stock Company


Contract Number               1234567

Name of Annuitant             BENJAMIN FRANKLIN

First Contract Year Begins    DECEMBER 1, 1981        30 YEARS      Stipulated Payment Period

Maturity Date                 DECEMBER 1, 2011

Beneficiary                   DEBORAH FRANKLIN, WIFE


     The Franklin Life Insurance Company agrees to pay a life annuity consisting of a series of monthly income payments if the Annuitant is living on the Maturity Date. The first such payment will be made on the Maturity Date and subsequent payments will be made on the same day of each month thereafter so long as the Annuitant shall live. The dollar amount of such payments will be determined as provided in provisions 30, 31, 32 and 34 for the First Settlement Option.

     Upon receipt of due proof of the death of the Annuitant occurring before the Maturity Date, the Company agrees to pay to the Beneficiary the Cash Surrender Value at the Valuation Date coincident with or next following the date on which written notice of death is received by the Company.

     The provisions on this and the following pages are part of the contract.

                   NOTICE OF 10 DAY RIGHT TO EXAMINE CONTRACT

     At any time within 10 days after its receipt by the Insured, this contract may be returned by delivering it or mailing it to the Company or to the agent through whom it was purchased. Immediately upon such delivery or mailing, the contract will be deemed void from the beginning, and any premium paid on it will be refunded.

     Signed for the Company at Springfield, Illinois.

                  Secretary                            President


                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date. Schedules of additional Benefits and Stipulated Payments appears on Page 2. The contract is nonparticipating.

     ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

FORM 1175

                        ALPHABETIC GUIDE TO YOUR CONTRACT


                                                                 Page
Accumulation Unit Value                                            6
Age and Sex                                                        2
Age and Sex Misstatement                                           3
Allocation of Annuity                                              7
Amount of First Monthly Payment                                    9
Annuity Tables                                                     7
Annuity Unit Value                                                 7
Application                                                    Last Page
Assignment                                                         4
Automatic Partial Surrender for any Supplement Agreement           4
Beneficiary                                                    2 & 4
Brief Description of Contract                                      1
Cash Surrender Value                                               4
Change of Beneficiary                                              4
Change of Ownership                                                3
Claims of Creditors                                                4
Consideration - Entire Contract                                    3
Contract Number                                                    2
Date of Issue                                                      2
Date of Payment                                                    6
Definitions                                                        3
Description of Tables                                              7
First Contract Year Begins                                         2
Fixed Dollar Annuity                                               7
General Conditions of Settlement                                   6
Grace Period                                                       5
Incontestability                                                   3
Maturity Date                                                      2
Minimum Payments                                                   7

                                                                Page

Modification                                                       3
Name of Annuitant                                                  2
Net Investment Rate and Net Investment Factor                      6
Net Stipulated Payment                                             5
Nonparticipating                                                   5
Nonqualification of Contract                                       4
Option to Begin Monthly Income at Later Date                       8
Owner                                                              3
Ownership of Assets and Determination of Values                    5
Paid-up Annuity                                                    4
Partial Cash Surrender Value                                       4
Payment of Guaranteed Monthly Payments                             7
Proof of Survival                                                  5
Reinstatement of Supplemental Agreements                           5
Reports to the Owner                                               6
Resumption of Stipulated Payments                                  5
Right to Examine Contract                                          1
Schedule of Additional Benefits                                    2
Settlement                                                         4
Settlement Options                                                 6
Statements in Application                                          3
Stipulated Payment                                             2 & 5
Stipulated Payment Period                                          2
Suicide                                                            3
Surrender of Contract for Supplementary Contract                   8
Termination of Contract                                            4
Variable Annuity                                                   7
Voting Rights                                                      5

The additional benefits, if any, listed on page 2 are described in the additional benefit agreements that follow page 9.

FORM 8433

                                      CONTRACT DATA

Date of Issue                 DECEMBER 1, 1981    MALE 35    Age and Sex

Contract Number               1234567

Name of Annuitant             BENJAMIN FRANKLIN

First Contract Year Begins    DECEMBER 1, 1981    30 YEARS   Stipulated Payment
                                                             Period
Maturity Date                 DECEMBER 1, 2011

Beneficiary                   DEBORAH FRANKLIN, WIFE



                               STIPULATED PAYMENT


Stipulated Payment Interval   ANNUAL

Stipulated Payment $1,000.00 including the premium for any Additional Benefits described below. Later stipulated payments may be reduced as provided in any Additional Benefits Supplemental Agreement.


                         SCHEDULE OF ADDITIONAL BENEFITS
                     (AS PROVIDED BY SUPPLEMENTAL AGREEMENT)



         Form                                                          Annual             Years
         Number            Description of Benefits                    Premium            Payable*
             ---                    NONE                                ---                ---


*Premiums are payable for the number of contract years stated or until prior death of the Annuitant.


FORM 1175                                                                 PAGE 2

                               GENERAL DEFINITIONS

    1. DEFINITIONS   As used in this contract, the terms:
                     (a) "Variable Annuity" means an annuity with payments
                     varying in amount in accordance with the net investment
                     experience of the Separate Account;
                     (b) "Fixed Dollar Annuity" means an annuity with payments
                     which remain fixed as to dollar amount throughout the
                     payment period;
                     (c) "Stipulated Payment" means an amount paid to the
                     Company under this contract as a consideration for the
                     benefits described herein, and includes the premium for any additional benefits provided by Supplemental Agreement;
                     (d) "General Account" means all assets of the Company other than those in the Separate Account or other separate
                     accounts of the Company. Reserves for any fixed dollar
                     benefits shall be maintained in the General Account;
                     (e) "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life
                     Variable Annuity Fund C" established by the Company
                     pursuant to Illinois law;
                     (f) "Cash Surrender Value" means the value of the
                     Accumulation Units credited to this contract determined on the basis set forth in the Valuation Provision less a
                     surrender charge equal to: (a) a percentage surrender
                     charge if surrender occurs in the first 3 contract years,
                     equal to 8% of the lessor of such value and the total
                     Stipulated Payments previously paid (excluding the premiums paid for any additional benefits provided by Supplemental
                     Agreement); and (b) any unpaid year end contract service
                     charge as described in provision 23. The percentage
                     surrender charge reduces 2% for each completed contract
                     year after the 3rd such year and is 0% after 6 contract
                     years. No surrender charge is made if the contract is
                     terminated by death; or if a Partial Cash Surrender is
                     made; or if the entire Cash Surrender Value is permitted
                     by the Company to be transferred to another variable
                     annuity, a fixed annuity or a life insurance contract
                     issued by the Company;
                     (g) "Valuation Date" means the date as of which the
                     Accumulation Unit value is determined. This value is
                     determined on each day that the New York Stock Exchange is open, as of the close of trading on that day;
                     (h) "Valuation Period" means the period, commencing on a
                     Valuation Date and ending on the next Valuation Date;
                     (i) "Accumulation Unit" means a unit used to measure the
                     value of an Owner's interest in the Separate Account prior to the date on which annuity payments commence; (See
                     provision 25 dealing with accumulation unit values.)
                     (j) "Annuity Unit" means a unit used to determine the
                     amount of each annuity payment after the first; (See
                     provision 33 dealing with annuity unit values.)
                     (k) "Attained Age" of the Annuitant at the end of any
                     period (whether or not the Annuitant is then alive)
                     means his nearest age on the date the first contract
                     year begins plus the length of such period;
                     (l) "Written request" means a written request satisfactory to the Company, filed at its Home Office in Springfield,
                     Illinois.

                               GENERAL PROVISIONS

   2. THE CONTRACT  Consideration--Entire Contract: This contract has been issued in consideration of the application and of the payment of stipulated payments as provided. This contract and the application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.

                    Statements in Application: All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall be used in defense to a claim under this contract unless it is contained in the application and unless a copy of the application is attached to this contract when issued.

                    Modification: Any change in this contract will be valid only when it is approved in writing by the President or Secretary of the Company, and the approval is endorsed on the contract or otherwise recorded as the Company may require. No agent or person other than the above has the authority to change, modify or waive any provision of this contract or to extend the time for paying any stipulated payment.

3. INCONTESTABILITY This contract will be incontestable after it has been in force during the lifetime of the Annuitant for 2 years from its date of issue, except for nonpayment of stipulated payments and except as to the terms of any provision for disability benefits or accidental death benefits.

     4. SUICIDE     If within 2 years from date of issue the Annuitant (whether sane or insane) shall die by suicide, this contract shall
                    automatically terminate and the amount payable in lieu of
                    all other benefits shall be limited to the Cash Surrender
                    Value at the date of death plus the sum of the additional
                    premiums paid prior to death for any Supplemental Agreement attached to this contract.

   5. AGE AND SEX   If the age or sex of the Annuitant has been misstated, the amounts payable and any benefits accruing hereunder shall be such as the stipulated payments paid would have purchased at the correct age and sex of the Annuitant. Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged
                    against the benefits falling due after adjustment. Any
                    adjustment shall include compound interest at 5.7% a year in advance.

6. OWNERSHIP AND    Owner: The Owner of this contract will be the Annuitant
      ASSIGNMENT    unless otherwise designated in the application for this
                    contract, or otherwise provided by endorsement at date of
                    issue or unless subsequently changed as provided below. The relationship of the Owner is the relationship to the
                    Annuitant, unless otherwise stated.

                    During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include the right to assign or surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this contract or allowed by the Company.

FORM 1175                                                                 PAGE 3

                    Change of Ownership: The Owner may designate a new owner and may designate or change a Contingent Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for designation or change was received at the Home Office.

                    At the death of the Owner during the Annuitant's lifetime, the Contingent Owner, if any, will be become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.

                    Assignment: No assignment of this contract will be binding on the Company unless the assignment is in writing and filed at the Home Office. The Company is not responsible for the validity of any assignment.

   7. BENEFICIARY   Determination of Beneficiary: The Beneficiary to receive
                    any death benefit will be designated on page 2 of this
                    contract, unless otherwise provided by endorsement at date of issue or unless subsequently changed as provided below.
                    The relationship of the Beneficiary is the relationship to the Annuitant, unless otherwise stated.
                    When any benefit becomes due by reason of the Annuitant's
                    death, the benefit will be paid equally to the Beneficiaries then living in the following order (unless otherwise
                    provided):
                    (1) the primary Beneficiaries;
                    (2) the first contingent Beneficiaries, if any, provided
                    none of the primary Beneficiaries is living;
                    (3) the second contingent Beneficiaries, if any, provided
                    none of the primary and first contingent Beneficiaries is
                    living.
                    If no Beneficiary is living at death of the Annuitant, the death benefit will be paid to the Owner or the executors or administrators of the Owner.

                    Change of Beneficiary: Any Beneficiary may be changed by the Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for change was received at the Home Office.

                    Claims of Creditors: Any amount due any Beneficiary under this contract will be exempt from the claims of creditors of such Beneficiary to the extent permitted by law and may not be assigned or withdrawn before becoming payable unless otherwise agreed to by the Company.

    8. SETTLEMENT   Any death benefit becoming due is payable immediately upon receipt at the Home Office of the Company of due proof of
                    death. If any settlement is not made by payment of a single sum, a Supplementary Contract will be issued by the Company which shall set forth the terms and conditions of payment.

                    In any settlement of this contract, by reason of death, surrender or otherwise, the Company may require return of this contract.

9. CASH SURRENDER   The Owner may surrender this contract for its Cash Surrender
            VALUE   Value by written request at any time before the commencement of annuity payments. The Cash Surrender Value will be
                    computed on the Valuation Date coincident with or next
                    following the date on which written request for surrender is received by the Company at its Home Office, and any cash
                    payment will be made within 7 days thereafter except as the
                    Company may be permitted to defer such payment under the
                    Investment Company Act of 1940, as in effect at the time
                    such request is received.

 10. PARTIAL CASH   By written request, the Owner may make one partial cash
        SURRENDER   surrender of this Contract in any month before the
                    commencement of annuity payments. The proceeds of each such partial cash surrender may not exceed 10% of the then total
                    Cash Surrender Value of the Contract nor be less than $500 except if used in accordance with Provision 11. The
                    calculation method for determining the partial cash
                    surrender value and the partial surrender of accumulation
                    units will be the same as used in Provision 9. A partial
                    cash surrender will not affect the coverage of any
                    supplementary agreement attached to this contract except as may be elected under Provision 11.

    11. AUTOMATIC   If this provision is elected, the Company will automatically
     PARTIAL CASH   pay any premium on a Supplemental Agreement attached to this
SURRENDER FOR ANY   contract which is in default at the end of the grace period
     SUPPLEMENTAL   and charge the amount so paid as a partial cash surrender in
       AGREEMENT    accordance with the Partial Cash Surrender Value provision of this contract, provided such partial cash surrender would not exceed the then Cash Surrender Value of this contract.

     12. PAID-UP    If within 31 days after the due date of the first unpaid
         ANNUITY    Stipulated Payment the Annuitant fails to surrender the
                    contract for its Cash Surrender Value, this contract will be continued so that at the Maturity Date benefits provided by the then existing Accumulation Units may be received in
                    accordance with the provisions of this contract.

13. TERMINATION OF  If total Stipulated Payments paid are less than $360 in
          CONTRACT each of 3 consecutive contract years (excluding the first contract year), and if the Cash Surrender Value on the contract anniversary date at the end of such 3 year period is less than $500, the Company may terminate this contract but not until 31 days after the Company shall have mailed notice of termination to the last known address of the Owner or any Assignee of record. The Company will pay to the Owner the Cash Surrender Value, if any, upon such termination of this contract.

FORM 1175                                                               PAGE 4

  14. NONQUALIFICA- In the event that this contract fails to qualify as a TION OF CONTRACT "qualified pension, profit sharing or annuity contract", the
                    Franklin shall have the right, upon receiving notice of such fact, to thereafter treat the portion of this contract in the Separate Account as a variable annuity for non-qualified contracts, less a deduction for the appropriate part attributable to this contract of any Federal income tax payable by Franklin which would not have been payable if this contract had been at all times a "qualified pension, profit sharing or annuity contract." Thereafter, all Net
                    Stipulated Payments will be considered as paid under a non-qualified contract. The Franklin reserves the right to require proof of this contract's qualification under the Internal Revenue Code prior to commencement of any variable annuity or variable installment benefit. "Qualified pension, profit sharing, or annuity contract" means any contract in this form which implements a plan or agreement which meets the requirements for qualification under Sections 401, 403(a), 408(b) or 408(k) of said Code or is being purchased under Section 403(b) for an employee by an organization described in Section 501(c)(3) and exempt from taxation under Section 501(a), or is being purchased under Section
                    403(b) for an employee by a public school described in Sections 403(b)(1)(A)(ii) and 151(e)(4). As used in this contract, all references to sections of the Internal Revenue
                    Code mean said sections as now or hereafter amended, or any corresponding provisions of prior or subsequent United
                    States Revenue laws.

    15. PROOF OF    The Company shall have the right to require evidence of the
        SURVIVAL    survival of any Payee at the time any payment to such Payee is due.

   16. NONPARTICI- This contract is nonparticipating and will not share in the PATING surplus earnings of the Company

 17. VOTING RIGHTS  The Owner shall have the right to vote only at the meetings of the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

18. OWNERSHIP OF    The Company shall have exclusive and absolute ownership and
      ASSETS AND    control of its assets, including all assets in the Separate
   DETERMINATION    Account. Determination by the Company of the value of an
       OF VALUES    Accumulation Unit and an Annuity Unit by the method
                    described in this contract will be conclusive upon the
                    Owner, Annuitant, and any Beneficiary.

                               STIPULATED PAYMENTS

  19. STIPULATED    Stipulated Payments are payable in advance at intervals of
        PAYMENTS    12 months (annually), 6 months (semiannually), 3 months
                    (quarterly) or, at the option of the company, one month
                    (monthly). The first Stipulated Payment is due as of the
                    date of issue and each subsequent Stipulated Payment is due on the first day following the interval covered by the next preceding Stipulated Payment and on the same date each month as the Date of Issue. The amount of the Stipulated Payment on an annualized basis may be increased up to ten times the first Stipulated Payment on an annualized basis or decreased on the date on which any Stipulated Payment is due. Receipt by the Company of a Stipulated Payment different on an
                    annualized basis from the previous payment received will
                    constitute notice of change in the amount of the Stipulated
                    Payments.

                    The mode of Stipulated Payment may be changed only on a Contract Anniversary unless otherwise agreed by the Company.
                    No single Stipulated Payment shall be less than $30.

                    Stipulated Payments are payable to the Company, either at its Home Office or elsewhere, in exchange for the Company's receipt therefor, signed by the President or the Secretary.

                    The payment of any Stipulated Payment shall not continue this contract in force beyond the date when the next
                    Stipulated Payment is due, except as otherwise provided herein. Failure to pay a Stipulated Payment on or before the date on which it is due constitutes default in Stipulated
                    Payments. As long as any Stipulated Payment remains unpaid, the date of default is the earliest date on which an unpaid
                    Stipulated Payment was due.

 20. GRACE PERIOD   A grace period of 31 days will be allowed for the payment of every Stipulated Payment after the first, during which
                    period this contract remains in force. Each Stipulated
                    Payment received during the grace period will be applied in accordance with provisions 19 and 23.

21. RESUMPTION OF   If Stipulated Payments have been discontinued, and this
       STIPULATED   contract has not been surrendered for its value, the Owner
         PAYMENTS   may resume making Stipulated Payments for the annuity at any time, subject to the requirements of the Stipulated Payment provision above. If the first Stipulated Payment made on
                    resumption is not accompanied by any notice to the contrary, it shall be treated as made on the same frequency of payment as the last payment made and, for determining the due date of the next Stipulated Payment, as if due on the monthly
                    anniversary of the contract falling in the calendar month in which the payment is actually received by the Company at its
                    Home Office.

22. REINSTATEMENT   If this contract has not been surrendered for its value, any
  OF SUPPLEMENTAL   Supplemental Agreement attached to this contract which has
       AGREEMENTS   been terminated for nonpayment of premiums may be reinstated
                    at any time within 5 years of termination, upon presentation of evidence of insurability of the Annuitant satisfactory to the Company, the payment of all premiums for such
                    Supplemental Agreement in arrears with interest at 5.7% a
                    year in advance, and the payment of a total Stipulated
                    Payment at least equal to that shown on page 2 of the
                    contract.

                              VALUATION PROVISIONS

 23. NET STIPULATED The Net Stipulated Payment is equal to (a) 100% of the
           PAYMENTS amount obtained by deducting from the Stipulated Payment any premium for additional benefits provided by Supplemental
                    Agreement attached to this contract, less (b) any premium taxes on such Stipulated Payment and a contract service charge. The contract service charge is $1 (50 cents if paid by Bank Draft) each time a Stipulated Payment is received plus $30 at the end of each contract year. Such contract service charge may be reduced by the Company.

FORM 1175                                                                 PAGE 5

                    When a Stipulated Payment is received in the Home Office of the Company, the Net Stipulated Payment is applied to provide Accumulation Units. The number of Accumulation Units provided is determined by dividing the Net Stipulated
                    Payment by the dollar value of one Accumulation Unit on the last day of the Valuation Period in which the Stipulated
                    Payment is received at the Home Office. The number of Accumulation Units so determined will not be affected by any subsequent changes in the dollar value of Accumulation
                    Units. The dollar value of the Accumulation Unit in the Separate Account may vary from period to period as set forth below.

24. NET INVESTMENT (a) The net investment rate for any Valuation Period for the RATE AND NET General Account is guaranteed, and is equivalent to an
 INVESTMENT FACTOR  investment rate of 3-1/2% compounded annually, except that for benefits provided by the Fifth, Sixth, and Seventh
                    Settlement Options it shall be 3% compounded annually.
                    (b) The net investment rate for any Valuation Period for the Separate Account is equal to the gross invest-ment rate for that Account for the period expressed in decimal form to 8 places less a deduction of not more than .00006164 for each day of such Valuation Period. The deduction may be reduced by the Company. Such gross investment rate is equal to (i) the investment income for the Valuation Period, plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate
                    Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of the assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative.
                    (c) The net investment factor for each Account is the sum of
                    1.00000000 plus the net investment rate for the Account.

 25. ACCUMULATION   The value of the Separate Account Accumulation Unit was
       UNIT VALUE   established at $10 as of July 1, 1981. The value of an
                    Accumulation Unit on the last day of any subsequent
                    Valuation Period is determined by multiplying such value on the last day of the immediately preceding Valuation Period by the net investment factor for the current Valuation
                    Period. The value of an Accumulation Unit as of any date
                    other than a Valuation Date is equal to its value as of the immediately following Valuation Date.

   26. REPORTS TO   The Company will send the Owner at least once in each
        THE OWNER   contract year after the first (a) a statement which reflects the investment results for the preceding year, and (b) a
                    statement which reflects the value of the Accumulation Units credited to the contract in all cases where the contract
                    provides for Cash Surrender Value.

                              SETTLEMENT PROVISIONS

27. GENERAL CONDI- Subject to these provisions, the whole or any part (but in TIONS OF no case less than $2,000) of the proceeds due the Payee in
        SETTLEMENT  settlement of this contract may be made payable in accordance with one of the following options, or in any other manner that may be agreed upon with the Company. Any election, or change or revocation thereof, must be filed with the Company at its Home Office before settlement has been made and shall be effective only when attached hereto or endorsed hereon or otherwise recorded as the Company may require. The Change of Beneficiary provision under this contract shall apply to any election or change of election of an option prior to settlement date. If no election is in effect on the settlement date, the Payee entitled to the proceeds may at that time make such election. No settlement option will be available without the consent of the Company if this contract is assigned, or if the Payee is a corporation, association, partnership, trustee or estate.
                    The Payee under a settlement option operative on or after the death of the Annuitant shall be the Beneficiary during the lifetime of such Beneficiary. The Payee under settlement option operative on or after surrender of this contract shall be the Annuitant during the lifetime of such Annuitant.
                    Any settlement of this contract in accordance with the first paragraph on the face hereof, or under one of the first four settlement options in provision 29, shall be subject to satisfactory proof of age of any Payee.

      28. DATE OF   The right to interest will accrue under the Seventh Option
          PAYMENT   in provision 29, and the first income payment will be made under any other option, as of the date when the proceeds of this contract would otherwise be payable.

    29. SETTLEMENT  First Option--Life Annuity--An annuity payable monthly
           OPTIONS during the lifetime of the Payee, ceasing with the last due prior to the death of the Payee.

                    Second Option--Life Annuity with 120, 180 or 240 Monthly
                    Payments Guaranteed--An annuity payable monthly during the lifetime of the Payee including the guarantee that if, at the death of the Payee, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

                    Third Option--Unit Refund Life Annuity--An annuity Payable monthly during the lifetime of the Payee, ceasing with the last payment due prior to the death of the Payee, provided that, at the death of the Payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of
                    (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of the first annuity payment and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.

                    Fourth Option--Joint and Last Survivor Life Annuity--An annuity payable monthly during the joint lifetime of the Payee and a secondary Payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

                    Fifth Option--Payments for a Designated Period--An amount payable monthly for the number of years selected which may be from 1 to 30 years.

                    Sixth Option--Payments of Specified Dollar Amount--The amount due may be paid in equal annual, semiannual, quarterly or monthly installments of a designated dollar amount (not less than $75 a year per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment.

FORM 1175                                                                PAGE 6

                    To determine the remaining balance in either Account at the end of any valuation period such balance at the end of the previous period is decreased by the amount of any installment paid during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

                    Seventh Option--Investment Income--The amount due may be left on deposit with the Company in its General Account and a sum will be paid annually, semiannually, quarterly or monthly, as selected, which shall be equal to the net investment rate for the period multiplied by the amount remaining on deposit.

  30. ALLOCATION    At the time election of one of the first 5 settlement
      OF ANNUITY    options is made, the person electing the option may further elect to have the Cash Surrender Value (amount due) applied to provide a Variable Annuity, a Fixed Dollar Annuity or a combination of both. Election of the Sixth Option may
                    specify that the net investment factor for the Separate
                    Account or the General Account is to apply or the amount due may be split between the two Accounts. Election of the
                    Seventh Option shall constitute election of fixed income.

   31. VARIABLE     After the first monthly payment for a variable annuity has
        ANNUITY     been determined in accordance with provision 34, the number of Separate Account Units is determined by dividing that
                    first monthly payment by the Separate Account Annuity Unit value at the effective date of the first annuity payment.
                    Once variable annuity payments have begun, the number of
                    annuity units remains fixed. The method of calculating the unit value is described in provision 33.
                    The dollar amount of the second and subsequent variable
                    annuity payments is not predetermined and may change from
                    month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the
                    number of Separate Account Annuity Units by the Separate
                    Account Annuity Unit Value as described in provision 33,
                    for the date on which the payment is due.
                    The Company guarantees that the dollar amount of variable
                    annuity payments shall not be affected by variation in the actual mortality experience of Payees from the mortality
                    assumption as used in determining the first monthly payment.

 32. FIXED DOLLAR   After the first monthly payment for a Fixed Dollar Annuity
         ANNUITY    has been determined in accordance with provision 34, the
                    number of Fixed Dollar Annuity Units is determined by
                    dividing the first monthly payment by the Fixed Dollar
                    Annuity Unit value. Such value will always equal $1. Once
                    fixed dollar annuity payments have begun, the number of
                    Annuity Units remains fixed. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment certain after the first under the Second or
                    Fifth Option and the net investment rate applied under the
                    Sixth and Seventh Options may be increased as a result of
                    excess credits declared by the Board of Directors of the
                    Company.

 33. ANNUITY UNIT   The value of the Fixed Dollar Annuity Unit is fixed at $1.
            VALUE   The value of the Separate Account Annuity Unit for for July
                    1, 1981 was fixed at $l and for each day thereafter is
                    determined by multiplying the value of the Separate Account
                    Annuity Unit on the preceding day by the Annuity Change
                    Factor for the Valuation Period ending on the 10th preceding day or by 1.0 if no Valuation Period ended on the 10th
                    preceding day. The Annuity Change Factor is equal to the
                    amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one (1) plus the interest rate for the number of calendar days in such
                    Valuation Period at the effective annual rate of 3-1/2%.

34. ANNUITY TABLES  The Tables below show the dollar amount of the first monthly payment for each $1,000 applied under the first 5 settlement options. Under the First, Second or Third Options, the amount of each payment will depend upon the sex of the Payee and the Payee's adjusted age at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both Payees and their adjusted ages at the time the first payment is due. Adjusted Age is determined in accordance with the following table:

                     CALENDAR YEAR OF BIRTH               ADJUSTED AGE
                      Before 1900....................Actual Age increased by 1
                      1900-1919......................Actual Age
                      1920-1939......................Actual Age decreased by 1
                      1940-1959......................Actual Age decreased by 2
                      1960-1979......................Actual Age decreased by 3
                      After 1979.....................Actual Age decreased by 4
                    Actual age, as used in the table above shall mean age
                    nearest birthday at the time the first payment is due. If it would produce greater benefits, the Company agrees that the first monthly payment to the Annuitant will be 103% of the first monthly payment produced by a then currently issued
                    immediate annuity of the same form with a single Stipulated
                    Payment equal to the Cash Surrender Value which is being
                    applied under the contract.

      35. MINIMUM   No election of any settlement option may be made under the
         PAYMENTS   contract for any Payee unless such election would produce a first payment of at least $25 to that Payee and if a
                    combination benefit is elected, no election may be made
                    unless the first payment from each Account would be $25 to the Payee. If at any time, any payments to be made to any
                    Payee from either Account are or become less than $25 each, the Company shall have the right to change the frequency of payments to such interval as will result in the payment of at least $25 or if any payment would be less than $25 a
                    year, the Company may make such other settlement as may be equitable to the Payee.

36. DESCRIPTION OF  The tables for the First, Second, Third and Fourth Options
            TABLES in provision 29 are based on the Progressive Annuity Table assuming births in the year 1900 and a net investment rate of 3-1/2% a year. The tables for the Fifth Option are based on a net investment rate of 3% for the General Account and 3-1/2% for the Separate Account.

 37. PAYMENT OF     If any Payee dies while receiving payments under a
     GUARANTEED     settlement option, the present values of the current dollar
        MONTHLY     amount, on the date of death, of any remaining guaranteed
       PAYMENTS     number of payments or any then remaining balance of proceeds under the Sixth or Seventh Options will be paid in one sum to the executor or administrators of the Payee unless other provision shall have been previously made and approved by
                    the Company. Calculations for such present value of
                    guaranteed payments remaining will assume a net invest-

FORM 1175                                                                 PAGE 7

                    ment rate of 3% a year in the General Account for the Fifth
                    Option and 3-1/2% a year for all other General Account and all Separate Account options.

38. OPTION TO BEGIN Upon written request by the Owner and any assignee and MONTHLY INCOME irrevocable beneficiary, the commencement of monthly income
      AT LATER DATE may be deferred and this contract continued until any contract anniversary after the Maturity Date but not beyond the contract anniversary on which the attained age of the annuitant is 75. Stipulated Payments may be continued on and after the Maturity Date in the manner specified in this contract or may cease on the Maturity Date, as elected in said request.

                    In the event of the death of the Annuitant during the period during which monthly income is deferred, the Company will, upon receipt of due proof of such death, pay to the Beneficiary the Cash Surrender Value on the Valuation Date coincident with or next following the date written notice of death is received by the Company.

39. SURRENDER OF    When the income provided on page 1 hereof becomes payable,
    CONTRACT FOR    or when a settlement option shall become operative, this
   SUPPLEMENTARY    contract must be surrendered to the Company in exchange for
        CONTRACT    a supplementary contract which shall set forth the terms and conditions of payment of such income or under such
                    settlement option.

  40. ALTERNATE     If different terms and conditions under any of the foregoing
      TERMS AND     provisions are required under the Internal Revenue Code in
     CONDITIONS     order for this contract to qualify as a "qualified pension, profit-sharing or annuity contract", under said Code, the
                    Company may, at its option, apply such different terms and conditions hereunder.

FORM 1175                                                                 PAGE 8

                                        AMOUNT OF FIRST MONTHLY PAYMENT
                                    FOR EACH $1,000 OF NET TERMINATION VALUE


FIRST, SECOND AND THIRD OPTIONS--SINGLE LIFE ANNUITIES WITH:

                Monthly
                Payments                          Monthly Payments                                      Monthly Payments
  Adjusted     Guaranteed      Adjusted             Guaranteed                      Adjusted               Guaranteed
Age of Payee   ----------    Age of Payee           ----------            Unit    Age of Payee            ----------           Unit
Male  Female   120    240    Male  Female  None     120    180     240   Refund   Male Female   None     120    180     240   Refund
 20     24    $3.38  $3.37    40     44            $4.03          $3.98            60    64    $6.01   $5.79   $5.53   $5.13  $5.44
 21     25     3.40   3.39    41     45             4.08           4.03            61    65     6.18    5.94    5.63    5.24   5.56
 22     26     3.42   3.41    42     46             4.14           4.08            62    66     6.37    6.08    5.74    5.30   5.69
 23     27     3.44   3.43    43     47             4.20           4.13            63    67     6.57    6.24    5.84    5.36   5.82
 24     28     3.46   3.45    44     48             4.26           4.18            64    68     6.79    6.40    5.95    5.41   5.96
 25     29     3.49   3.48    45     49   $4.34     4.32  $4.28    4.23   $4.21    65    69     7.02    6.57    6.05    5.46   6.11
 26     30     3.51   3.50    46     50    4.42     4.39   4.35    4.28    4.27    66    70     7.27    6.74    6.15    5.51   6.27
 27     31     3.54   3.53    47     51    4.49     4.46   4.41    4.34    4.33    67    71     7.54    6.91    6.26    5.55   6.43
 28     32     3.57   3.55    48     52    4.57     4.53   4.48    4.40    4.39    68    72     7.83    7.10    6.35    5.59   6.60
 29     33     3.60   3.58    49     53    4.65     4.61   4.55    4.46    4.46    69    73     8.14    7.28    6.45    5.62   6.80
 30     34     3.63   3.61    50     54    4.74     4.69   4.62    4.52    4.53    70    74     8.48    7.47    6.54    5.65   6.98
 31     35     3.66   3.64    51     55    4.84     4.78   4.70    4.58    4.60    71    75     8.84    7.66    6.62    5.68   7.20
 32     36     3.69   3.67    52     56    4.94     4.87   4.78    4.65    4.67    72    76     9.23    7.85    6.70    5.70   7.43
 33     37     3.73   3.71    53     57    5.04     4.97   4.87    4.71    4.76    73    77     9.65    8.04    6.77    5.71   7.65
 34     38     3.77   3.74    54     58    5.16     5.07   4.95    4.78    4.84    74    78    10.11    8.23    6.83    5.72   7.90
 35     39     3.80   3.78    55     59    5.28     5.18   5.04    4.85    4.93    75    79    10.61    8.41    6.88    5.72   8.18
 36     40     3.84   3.82    56     60    5.40     5.29   5.13    4.91    5.02    76    80             8.58            5.72
 37     41     3.89   3.85    57     61    5.54     5.41   5.23    4.98    5.12
 38     42     3.93   3.90    58     62    5.69     5.53   5.33    5.05    5.22
 39     43     3.98   3.94    59     63    5.84     5.66   5.43    5.11    5.33


FOURTH OPTION--JOINT AND LAST SURVIVOR ANNUITY

                                                        Adjusted Age of Payee
Adjusted Age of                                         ---------------------
Secondary Payee      Male 45       Male 50       Male 55       Male 60       Male 65      Male 70
Male     Female     Female 49     Female 54     Female 59     Female 64     Female 69    Female 74     Male 75
 36        40         $3.68         $3.73         $3.77         $3.80         $3.82         $3.83       $3.84
 41        45          3.81          3.89          3.95          4.00          4.04          4.06        4.08
 46        50          3.93          4.05          4.15          4.24          4.30          4.35        4.38
 51        55          4.03          4.21          4.37          4.51          4.62          4.70        4.76
 56        60          4.13          4.35          4.58          4.80          4.99          5.14        5.25
 61        65          4.20          4.47          4.78          5.09          5.39          5.65        5.86
 66        70          4.25          4.57          4.94          5.36          5.81          6.23        6.60
 71        75          4.29          4.64          5.07          5.59          6.19          6.83        7.45
 76        80          ---           4.68          5.15          5.75          6.50          7.37        8.33
 81        85          ---           4.71          5.21          5.87          6.72          7.81        9.13

The monthly payment for any combination of ages not shown will be quoted upon request.


FIFTH OPTION--PAYMENTS FOR A DESIGNATED PERIOD

                     Amount of                                    Amount of                               Amount of
Years of          Monthly Payment             Years of         Monthly Payment         Years of         Monthly payment
Payment       Gen. Acct.    Sep. Acct.        Payment      Gen. Acct.   Sep. Acct.     Payment      Gen. Acct.   Sep. Acct.
   1           $84.47        $84.65              11         $8.86        $9.09            21         $5.32         $5.56
   2            42.86         43.05              12          8.24         8.46            22          5.15          5.39
   3            28.99         29.19              13          7.71         7.94            23          4.99          5.24
   4            22.06         22.27              14          7.26         7.49            24          4.84          5.09
   5            17.91         18.12              15          6.87         7.10            25          4.71          4.96
   6            15.14         15.35              16          6.53         6.76            26          4.59          4.84
   7            13.16         13.38              17          6.23         6.47            27          4.47          4.73
   8            11.68         11.90              18          5.96         6.20            28          4.37          4.63
   9            10.53         10.75              19          5.73         5.97            29          4.27          4.53
   10            9.61          9.83              20          5.51         5.75            30          4.18          4.45

FORM 1175                                                                PAGE 9

                       THE FRANKLIN LIFE INSURANCE COMPANY

                      A BRIEF DESCRIPTION OF THIS CONTRACT



This is a Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for Iife, first payment at Maturity Date. Schedules of additional Benefits and Stipulated Payments appears on Page 2. The contract is nonparticipating.



          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.






FORM 1175